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Exhibit (a)(10)

POLYCOM, INC.

MORE FREQUENTLY ASKED QUESTIONS REGARDING
THE OPTION EXCHANGE OFFER

NOTE: MANY OF THE TOPICS DISCUSSED BELOW ARE ALSO ADDRESSED IN (1) THE OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS HAVING AN EXERCISE PRICE OF $23.55 OR MORE FOR NEW OPTIONS UNDER THE 1996 STOCK INCENTIVE PLAN DATED MAY 21, 2001, (2) THE MEMORANDUM FROM ROBERT C. HAGERTY DATED MAY 21, 2001, (3) THE ELECTION FORM AND (4) THE NOTICE TO WITHDRAW FROM THE OFFER PREVIOUSLY FORWARDED TO ALL PERSONS WHO ARE ELIGIBLE TO PARTICIPATE IN THE OPTION EXCHANGE OFFER. PLEASE READ THOSE DOCUMENTS CAREFULLY FOR IMPORTANT INFORMATION ABOUT EXCHANGING YOUR OPTIONS.

1.    What if I don't want to participate in the option exchange offer—do I have to do anything?

    If you do not want to participate in the option exchange offer, you need not take any action at all. Your options will not be tendered for exchange unless you complete and return the Election Form included in the materials that were sent to you.

2.    If I tender some or all of my options for exchange, do I have to be employed by Polycom in December 2001 in order to receive my new options?

    You must be an eligible employee or eligible consultant of Polycom or one of its eligible subsidiaries on the date the new options are granted in order to receive the new options. IF YOU DO NOT REMAIN AN ELIGIBLE EMPLOYEE OR ELIGIBLE CONSULTANT ON THE DATE THE NEW OPTIONS ARE GRANTED, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR THE OPTIONS THAT WERE ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR THE OPTIONS YOU ELECTED TO EXCHANGE IF YOU DO NOT REMAIN AN ELIGIBLE EMPLOYEE OR ELIGIBLE CONSULTANT ON THE DATE THE NEW OPTIONS ARE GRANTED. PLEASE REFER TO SECTION 1—"ELIGIBILITY" ON PAGE 17 OF THE OFFER TO EXCHANGE FOR A COMPLETE LIST OF EMPLOYEES AND CONSULTANTS WHO ARE ELIGIBLE TO PARTICIPATE IN THE OPTION EXCHANGE OFFER.

3.    What if I transfer within Polycom or I work for a different subsidiary before the new options are granted?

    You will receive your new options as long as you are an eligible employee or consultant of Polycom or one of its eligible subsidiaries on the date the new options are granted, regardless of whether you have transferred within the company prior to that date.

4.    If I was granted an incentive stock option and a non-qualified stock option on the same date, do those options count as one option grant or two option grants for purposes of the option exchange offer?

    Incentive stock options and non-qualified stock options granted to you on the same date count as two separate option grants for purposes of the option exchange offer. Therefore, if you were granted an incentive stock option and a non-qualified stock option on the same day prior to December 21, 2000, you may tender either the entire incentive stock option grant or the entire nonqualified stock option grant or both grants to be exchanged for new options. Please note that if you decide to tender any options for exchange, then all options you were granted on or after December 21, 2000 must be tendered for exchange.

5.    What effect will the option exchange offer have on the grant of options to purchase 250 shares made to Polycom employees on May 17, 2001?

    If you decide not to participate in the option exchange offer, it will have no effect on the grant of options to purchase 250 shares made to Polycom employees on May 17, 2001. You may not elect to tender the grant of 250 shares by itself, because it was granted at a per share exercise price which is lower than $23.55, which is the minimum per share exercise price at which options must have been granted in order to be exchanged, and is therefore ineligible to be tendered for exchange. However, if you elect to tender any eligible options for exchange, you will be required to also tender the grant of 250 shares, and any other option grants made to you on or after December 21, 2000.

6.    If I participate in the option exchange offer, will I be granted any additional options between now and the grant date of the replacement options?

    No. If you elect to participate in the option exchange offer, you will not be eligible to receive any option grants until the date on which the replacement options are granted.

7.    What portion(s) of an individual option grant may I exchange?

    You may exchange the full unexercised portion of any eligible option grant. You may not exchange a fraction of the remaining unexercised portion of any grant; you must exchange the entire remaining portion.

8.    What form do I fill out to participate in the exchange offer?

    To participate in the exchange offer, you must complete the Election Form that was sent to you recently with the exchange offer materials, sign and date the Election Form, and return it to Lucy Park in Stock Administration no later than 9:00 p.m. Pacific Daylight Time June 21, 2001. You can return the Election Form either by fax to (408) 474-2508 to Lucy Park or you may courier or hand deliver it to Lucy Park at Polycom, Inc., 1565 Barber Lane, Milpitas, California 95035, USA.

9.    Am I eligible to participate if I was hired after January 8, 2001 and did not receive my first option grant until May 17, 2001?

    No. If your only options were granted on May 17, 2001, they were granted at a per share exercise price which is lower than the minimum per share exercise price at which options must have been granted in order to be exchanged, and is therefore ineligible to be tendered for exchange.

10.    When do I fill out and send in the form entitled "Notice to Withdraw" which I received with the option exchange materials?

    You need only fill out the Notice to Withdraw if you previously completed and turned in the Election Form to participate in the exchange offer and you subsequently decide you want to withdraw from the exchange offer. You may withdraw the options you have elected for exchange at any time before 9:00 p.m., Pacific Daylight Time, on June 21, 2001. To withdraw options elected to exchange, you must submit a Notice to Withdraw to Lucy Park by 9:00 p.m. Pacific Daylight Time by June 21, 2001. Once you have withdrawn your election to exchange options, you may re-elect to exchange options only by completing a new Election Form and again following the delivery procedures described in the Instructions to the Election Form. If we extend this offer, you may withdraw your previously elected options at any time until the new expiration date of the offer. If you do not want to participate in the exchange offer and tender any of your options for exchange, you do not need to fill out and send in the Notice to Withdraw or take any other action.

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  Exhibit (a)(10)
POLYCOM, INC.
MORE FREQUENTLY ASKED QUESTIONS REGARDING THE OPTION EXCHANGE OFFER